UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2010

Momentive Specialty Chemicals Inc.

(Exact Name of Registrant as Specified in Its Charter)

1-71	New Jersey	13-0511250
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

180 East Broad Street, Columbus, Ohio	43215-3799
(Address of Principal Executive Offices)	(Zip Code)

(614) 225-4000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 22, 2010, Momentive Specialty Chemicals Inc. (the “Company”) issued a press release announcing the completion of its previously announced cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding 9.75% Second-Priority Senior Secured Notes due 2014 (the “Notes”). The Tender Offer expired at 11:59 p.m. EDT, on November 19, 2010 (the “Expiration Date”). As previously announced, the Company received tenders from the holders of $355,241,000 aggregate principal amount of the Notes by the expiration of the early tender payment deadline, November 4, 2010 at 5:00 p.m., New York City time (the “Early Tender Date”). The tenders received by the Company for the Notes, together with the $127 million principal amount of the Notes owned by Apollo Management, L.P. (“Apollo”), which principal amount was exchanged by Apollo, represent in the aggregate approximately 90.52% of the Notes. Apollo entered into an agreement to exchange the entire amount of its holdings of Notes for new debt of the Company at an exchange ratio determined based on the tender consideration offered to holders of the Notes, which is intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration in the Tender Offer and used the proceeds thereof to invest in the new debt. The new debt has the same terms as the new notes issued by the Company to finance the Tender Offer. On November 5, 2010 the Company accepted for early payment, and paid for, the Notes tendered prior to the Early Tender Date. No additional Notes were tendered from the Early Tender Date to the Expiration Date. The Company intends to redeem the Notes that remain outstanding after completion of the Tender Offer at the applicable redemption price, plus accrued and unpaid interest.

For additional information concerning the foregoing, a copy of the press release dated November 22, 2010 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	News Release, dated November 22, 2010, announcing completion of tender offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOMENTIVE SPECIALTY CHEMICALS INC.

Date: November 22, 2010	By:	/S/ WILLIAM H. CARTER
William H. Carter
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	News Release, dated November 22, 2010 titled “Momentive Specialty Chemicals Inc. Announces Completion of Tender Offer for Certain of its Outstanding Notes.”